Exhibit 99.2

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ENTERS INTO CONTRACT
TO ACQUIRE 261,566 SQUARE FOOT SHOPPING CENTER IN WASHINGTON, NC

•	Acquisition will expand Wheeler’s geographic footprint to 4 locations in North Carolina

•	Property is shadow-anchored by Walmart Supercenter

•	Leased by national tenants that include Hallmark and Rite Aid

•	Center is 100% leased

Virginia Beach, VA – March 27, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company has entered into a contract to acquire Washington Square (“Washington Square” or the “Property”), a 261,566 square foot shopping center located in Washington, North Carolina. The Company will purchase the Property for $20.0 million, or approximately $76.46 per square foot, using a combination of cash and debt.

Jon S. Wheeler, the Company’s Chairman and Chief Executive Officer, commented, “We are very pleased to enter a contract to acquire Washington Square. This center was first brought to our attention through a private seller and we view Washington Square as a great example of the off-market opportunities that are only available to a team with years of experience and solid relationships within the community. Washington Square fits our acquisition criteria perfectly, as it is located in a tertiary market with a 100% occupancy rate. The majority of the shopping center is leased by national and regional tenants with whom we are intimately familiar as many of these retailers occupy space in other retail locations within our portfolio. We anticipate acquiring Washington Square at a discount to replacement cost and believe that this acquisition is a strategic use of the capital raised from our recent financing. We are confident that this property will generate a solid return for our investors, which we believe will substantially increase in the years ahead.”

Washington Square – Washington, North Carolina
Built in 1971 and 100% leased, Washington Square is grocery-anchored by a Piggly Wiggly and shadow-anchored by a Walmart Supercenter. National grocer, Food Lion has executed a lease to replace the Piggly Wiggly, when its current lease expires in 2017. The Property is also leased by national, regional and local tenants that include Rite Aid, Hallmark, Shoe Show and Cato Fashions.
Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) signs contract to acquire Washington Square, a shopping center located in Washington, NC.

Washington Square is a 261,566 square-foot shopping center located on 26.2 acres of land off of West 15th Street in Washington, North Carolina. The shopping center has direct access to U.S. Route 17, a highway that travels north to south along the Atlantic coast from Virginia to Florida. Washington Square is also in close proximity to U.S. Route 264, a 195 miles long highway in North Carolina that runs east to west from Raleigh to Mann Harbor.

Location / Demographic Information
Washington is a city in Beaufort County, North Carolina, and has a population of approximately 47,759 people, as of the 2010 census. Beaufort County, North Carolina is located approximately 20 miles west of Greenville and approximately an hour drive from Rocky Mount, North Carolina.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated closing of the acquisition of the Property and the anticipated profitability of such acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com